Exhibit 99.1

                                  NEWS RELEASE


FOR IMMEDIATE RELEASE      Contact:       Karen Miller
                                          803-365-2220
                                          E-mail Karen.Miller@Homegold.com

                    HOMEGOLD FINANCIAL, INC. files Chapter 11


COLUMBIA, SC - March 31, 2003 -- HomeGold Financial, Inc. (OTCBB:HGFN), and one of its subsidiaries, HomeGold, Inc. announced that they have filed for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of South Carolina.

The filings came as a result of the inability of HomeGold Financial, Inc. to make repayments of its inter-company loan to one of its subsidiaries, Carolina Investors, Inc. Investor interest in maintaining investments in notes and debentures issued by Carolina Investors, Inc. recently declined significantly. Because of these factors, Carolina Investors, Inc. was unable to meet its payment obligations to all of its note and debenture holders and has not opened its offices for business since Friday, March 21, 2003.

Forrest Ferrell, Chief Executive Officer, said, "After carefully considering all options, we believe that Chapter 11 provides a solid vehicle to recover the maximum return on company assets. Our creditors and investors will benefit from this decision." Ferrell continued, "Our goal is to complete the reorganization as quickly as possible. We plan to have a successful reorganization."

This press release contains forward-looking statements that reflect management's current assumptions and estimates of future performance and economic conditions using information currently available. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those projected, stated, or implied by the forward-looking statements. Forward-looking statements could be affected by, among other things: general economic conditions in the markets in which the Company operates; economic developments that have a particularly adverse effect on one or more of the markets served by the Company; the ability to execute management's internal operating plans; the timing and magnitude of capital expenditures; economic and market conditions in the U.S. and worldwide including inflation, recession, interest rates, acts of terrorism and other economic

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factors; overall competitive activities; lower origination volumes due to market conditions; higher losses due to economic downturn or lower real estate values; loss of key employees; adverse consequences of changes in interest rate environment; deterioration of credit worthiness of borrowers and risk of default; loss of funding sources; loss of ability to sell loans; lower premiums on loan sales; general lending risks; dependence on federal programs; regulation of lending activities; and changes in the regulatory environment. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.